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                                                                      EXHIBIT 99



                         WALNUT FINANCIAL SERVICES, INC.
                          ANNOUNCES REVERSE STOCK SPLIT


         Vienna, Virginia, January 22, 1999 - Walnut Financial Services, Inc., (Nasdaq: WNUT), an acquisition-oriented company engaged in the provision of various forms of financing to small and medium sized businesses, reported that it effected today a one-for-six reverse stock split pursuant to shareholder approval granted at its annual shareholders' meeting held on January 20, 1999.

         Shareholders were asked to approve a reverse stock split of the Company's common stock to enable the Company to increase investor interest and to maintain the Nasdaq National Market listing of the Company's common stock. The Company previously received notice from Nasdaq that the Company's common stock would be delisted if its closing bid price did not exceed $1.00 per share for at least 10 consecutive trading days prior to November 27, 1998. This delisting was stayed pending a hearing by the Company with Nasdaq, which is scheduled for January 29, 1999. At the hearing, management expects to request the hearing panel to further stay the delisting of the Company's common stock to provide an opportunity for the closing bid price to exceed $1.00 per share for at least 10 consecutive trading days after the date of effectiveness of the reverse stock split. Management expects to further request Nasdaq not to delist the Company's common stock provided the closing bid price exceeds $1.00 for 10 consecutive trading days. The Nasdaq panel is not required to continue the stay of delisting or to accede to the continued listing of the common stock.

         Joel S. Kanter, Chief Executive Officer of the Company, commented, "given our desire to continue pursuing acquisitions of various private concerns, we believe our Nasdaq National Market listing to be a critical asset that must be maintained. While we regret the need to effect a reverse stock split, we also believe the long term benefits will significantly outweigh any disadvantages as Walnut proceeds with its efforts to build its service offerings through acquisitions that it hopes will create significant future shareholder value."

         Walnut Financial Services, Inc. is a publicly held venture capital investment company regulated as a business development company under the Investment Company Act of 1940 with six wholly-owned subsidiaries (Walnut Consulting, Inc., Walnut Capital Corp., Walnut Funds, Inc., Universal Bridge Fund, Inc., Pacific Financial Services Corp., and Inland Financial Services, Inc.). The Company has made equity and debt investments in over 150 portfolio companies since its inception in 1980. Currently, Walnut Financial is focused on acquiring operational companies within the accounts receivable factoring sector and seeking to add to its investments in small and medium sized businesses.




"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, and other risks described in the Company's Securities and Exchange filings.